January 2026 Non-Seasonally Adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers Supplement to the Underlier Supplement, the Prospectus Supplement and the Prospectus, each as may be amended from time to time, that form a part of Registration Statement No. 333-284538

Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-284538

GS Finance Corp. Medium-Term Notes, Series F guaranteed by The Goldman Sachs Group, Inc.

Non-Seasonally Adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers

Overview

This section constitutes only a brief overview of the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers. The index is described in more detail under “The Underliers — Non-Seasonally Adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers” in the underlier supplement referred to in “About This Index Supplement” below.

The non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers (currently published on Bloomberg page “CPURNSA”), which we also refer to in this index supplement as the “index,” is a measure of the average change over time in the prices paid by urban consumers for a market basket of consumer goods and services, including food, clothing, shelter, fuels, transportation, doctors’ and dentists’ services, drugs and other goods and services that people buy for day-to-day living. The index is reported monthly by the Bureau of Labor Statistics of the U.S. Department of Labor (the “BLS”). The BLS sets the average index level for the base reference period — the 36-month period covering 1982, 1983 and 1984 — equal to 100, and then measures changes in relation to that figure. The level of the index for a particular month is published during the following month. In calculating the index, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the BLS to take into account changes in consumer buying habits or shifts in population distribution or demographics.

We have derived all information contained in this index supplement regarding the index from publicly available information. Additional information about the index is available on the following website: bls.gov/cpi/. We are not incorporating by reference the website or any material it includes in this index supplement.

Quick Facts		Historical Performance
Publisher	BLS

The table below shows the monthly historical levels of the index as reported by the BLS from January 2020 through December 2025. We obtained the levels in the table below from Bloomberg Financial Services, without independent verification. You should not take the historical levels of the index as an indication of its future performance.

Calculation Agent	BLS
Index Currency	USD	Year	Month
			Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
		2025	317.670	319.082	319.799	320.795	321.465	322.561	323.048	323.976	324.800	— *	324.122	324.054
		2024	308.417	310.326	312.332	313.548	314.069	314.175	314.540	314.796	315.301	315.664	315.493	315.605
Bloomberg Ticker	CPURNSA	2023	299.170	300.840	301.836	303.363	304.127	305.109	305.691	307.026	307.789	307.671	307.051	306.746
		2022	281.148	283.716	287.504	289.109	292.296	296.311	296.276	296.171	296.808	298.012	297.711	296.797
		2021	261.582	263.014	264.877	267.054	269.195	271.696	273.003	273.567	274.310	276.589	277.948	278.802
Geographical Coverage	US	2020	257.971	258.678	258.115	256.389	256.394	257.797	259.101	259.918	260.280	260.388	260.229	260.474

* Data unavailable due to the 2025 lapse in appropriations. See “The Policies of the Bureau of Labor Statistics of the U.S. Department of Labor and Changes that Affect the Non-Seasonally Adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers Could Affect the Amount Payable on Your Securities and Their Market Value” in the accompanying underlier supplement.

		Annualized Return

The following table provides the annualized return of the index for each applicable period ended December 2025. Annualized return represents the average rate of return per annum, calculated as the geometric average of the percentage change of the index during the applicable time period. You should not take any annualized return information regarding the index as an indication of its future performance.

							Annualized Return
		1 Year					2.68%
		3 Years					2.97%
		5 Years					4.47%
		Since January 2020					3.93%

Your investment in securities linked to the index involves certain risks. See “Selected Risk Factors” on page S-3 to read about investment risks relating to such securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this index supplement, the applicable pricing supplement, the applicable product supplement, if any, the applicable general terms supplement, if any, the accompanying underlier supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

January 2026 Non-Seasonally Adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers Supplement dated February 3, 2026.

January 2026 Non-Seasonally Adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers Supplement Dated February 3, 2026

Selected Risk Factors

An investment in securities linked to the index is subject to the risks described below as well as the risks and considerations described in the accompanying underlier supplement no. 47, the applicable pricing supplement, the applicable product supplement, if any, the applicable general terms supplement, if any, the accompanying prospectus supplement and the accompanying prospectus. The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 47.

•
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
•
Your Securities Are Subject to the Credit Risk of GS Finance Corp., as Issuer, and the Credit Risk of The Goldman Sachs Group, Inc., as Guarantor
•
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
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If the Value of an Underlier Changes, the Market Value of Your Securities May Not Change in the Same Manner
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Past Performance is No Guide to Future Performance
•
The Policies of the Bureau of Labor Statistics of the U.S. Department of Labor and Changes that Affect the Non-Seasonally Adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers Could Affect the Amount Payable on Your Securities and Their Market Value
•
There Is No Affiliation between the BLS and Us

January 2026 Non-Seasonally Adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers Supplement Dated February 3, 2026

About This Index Supplement

GS Finance Corp. may use this index supplement in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC (GS&Co.), or any other affiliate of GS Finance Corp., may use this index supplement in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this index supplement is being used in a market-making transaction.

This index supplement constitutes a supplement to the documents listed below and therefore should be read in conjunction with such documents:

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Underlier supplement no. 47 dated December 23, 2025
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Prospectus supplement dated February 14, 2025
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Prospectus dated February 14, 2025

We have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this index supplement, the accompanying underlier supplement no. 47, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This index supplement addendum is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this index supplement addendum, the accompanying underlier supplement no. 47, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.